EXHIBIT 99.1

For Immediate Release
Analyst Inquiries:                                                      Media Inquiries:
Jonathan Peisner                                                        Darci Valentine
(317) 249-4390                                                           (317) 249-4414
jonathan.peisner@karauctionservices.com                darci.valentine@karauctionservices.com

KAR Auction Services, Inc. Reports Second Quarter 2014 Results
Board Announces Quarterly Dividend of $0.25 per Common Share

Carmel, IN, August 5, 2014 — KAR Auction Services, Inc. (NYSE: KAR), today reported its second quarter financial results for the three months ended June 30, 2014. For the second quarter of 2014, the company reported revenue of $585.6 million as compared with revenue of $541.4 million for the second quarter of 2013, an increase of 8%. Adjusted EBITDA for the quarter ended June 30, 2014 increased 10% to $154.1 million, as compared with Adjusted EBITDA of $140.2 million for the quarter ended June 30, 2013. Net income for the second quarter of 2014 increased 52% to $50.8 million, or $0.36 per diluted share, as compared with net income of $33.4 million, or $0.24 per diluted share, in the second quarter of 2013. Adjusted net income per diluted share for the quarter ended June 30, 2014 increased 24% to $0.42 versus adjusted net income per diluted share of $0.34 for the quarter ended June 30, 2013.

For the six months ended June 30, 2014, the company reported revenue of $1,169.4 million as compared with revenue of $1,099.0 million for the six months ended June 30, 2013, an increase of 6%. Adjusted EBITDA for the six months ended June 30, 2014 increased 9% to $301.2 million, as compared with Adjusted EBITDA of $276.4 million for the six months ended June 30, 2013. Net income increased 14% to $71.5 million, or $0.51 per diluted share, as compared with net income of $62.5 million, or $0.45 per diluted share in the first six months of 2013. Adjusted net income per diluted share for the six months ended June 30, 2014 increased 28% to $0.83 versus adjusted net income per diluted share of $0.65 for the six months ended June 30, 2013.

The company also announced a cash dividend today of $0.25 per share on the company’s common stock. The dividend is payable on October 2, 2014, to stockholders of record as of the close of business on September 24, 2014.

2014 Outlook
The company continues to expect 2014 Adjusted EBITDA of $580 - $600 million. The company also expects net income per share of $0.95 - $1.05 and adjusted net income per share of $1.35 - $1.45, assuming an effective tax rate of approximately 40%. Adjusted net income per share for 2014 represents GAAP net income per diluted share excluding excess depreciation and amortization and stock-based compensation, both resulting from the 2007 merger, and the loss on extinguishment of debt, all net of taxes. Additionally, the company expects 2014 cash taxes of approximately $105 - $115 million, cash interest on corporate debt of approximately $61 million and capital expenditures of approximately $105 million. This would result in free cash flow before dividend payments of approximately $309 to $319 million or $2.17 - $2.24 per share.

Earnings Conference Call Information
KAR Auction Services, Inc. will be hosting an earnings conference call and webcast on Wednesday, August 6, 2014 at 11:00 a.m. EDT (10:00 a.m. CDT). The call will be hosted by KAR Auction Services, Inc.’s Chief Executive Officer, Jim Hallett, and Executive Vice President and Chief Financial Officer, Eric Loughmiller. The conference call may be accessed by calling 1-888-554-1419 and entering participant passcode 563483 while the live web cast will be available at the investor relations section of www.karauctionservices.com. Supplemental financial information for KAR Auction Services’ second quarter 2014 results is available at the investor relations section of www.karauctionservices.com under the financial postings page.

A replay of the call will be available for two weeks via telephone starting approximately 30 minutes after the completion of the call. The replay may be accessed by calling 1-888-203-1112 and entering pass code 2000966. The archive of the web cast will also be available following the call and will be available at the investor relations section of www.karauctionservices.com for a limited time.

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About KAR Auction Services, Inc.
KAR Auction Services, Inc. (NYSE: KAR), a FORTUNE® 1000 company, operates used vehicle auction services for North American sellers and buyers worldwide. Based in Carmel, Ind., the KAR group of companies is comprised of ADESA, Inc. (ADESA), Insurance Auto Auctions, Inc. (IAA), Automotive Finance Corporation (AFC), and additional business units, with nearly 12,000 employees across the globe.

ADESA operates 65 wholesale used vehicle auctions and IAA has 166 salvage vehicle auctions. Both companies offer leading online auction platforms to provide greater access for customers. AFC provides inventory financing and comprehensive business services primarily to independent used vehicle dealers from its 107 locations. Together, KAR’s complementary businesses provide support, technology and logistics for the used vehicle industry. For more information, visit karauctionservices.com.

Forward Looking Statements
Certain statements contained in this release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. The Company does not undertake any obligation to update any forward-looking statements.

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KAR Auction Services, Inc.
Condensed Consolidated Statements of Income
(In millions) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues
ADESA Auction Services	$301.8	$285.3	$599.9	$568.9
IAA Salvage Services	223.8	202.8	448.8	424.4
AFC	60.0	53.3	120.7	105.7
Total operating revenues	585.6	541.4	1,169.4	1,099.0

Operating expenses
Cost of services (exclusive of depreciation and amortization)	322.1	298.9	646.6	630.3
Selling, general and administrative	114.3	112.2	241.1	213.0
Depreciation and amortization	48.3	49.0	96.4	96.3
Total operating expenses	484.7	460.1	984.1	939.6

Operating profit	100.9	81.3	185.3	159.4

Interest expense	20.9	24.5	45.0	53.3
Other income, net	(0.9)	(1.1)	(1.4)	(1.7)
Loss on extinguishment/modification of debt	--	1.6	30.3	5.4

Income before income taxes	80.9	56.3	111.4	102.4

Income taxes	30.1	22.9	39.9	39.9

Net income	$50.8	$33.4	$71.5	$62.5

Net income per share
Basic	$0.36	$0.24	$0.51	$0.46
Diluted	$0.36	$0.24	$0.51	$0.45

Dividends declared per common share	$0.25	$0.19	$0.50	$0.38

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KAR Auction Services, Inc.
Condensed Consolidated Balance Sheets
(In millions) (Unaudited)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$285.3	$191.6
Restricted cash	16.0	18.8
Trade receivables, net of allowances	402.6	354.3
Finance receivables, net of allowances	1,162.3	1,099.6
Other current assets	127.9	127.2
Total current assets	1,994.1	1,791.5

Goodwill	1,705.6	1,705.1
Customer relationships, net of accumulated amortization	529.8	569.9
Intangible and other assets	332.9	356.9
Property and equipment, net of accumulated depreciation	716.5	703.8
Total assets	$5,278.9	$5,127.2

Current liabilities, excluding current maturities of debt and obligations collateralized by finance receivables	$726.5	$629.7
Obligations collateralized by finance receivables	800.4	772.4
Current maturities of debt	17.7	32.5
Total current liabilities	1,544.6	1,434.6

Long-term debt	1,745.2	1,734.7
Other non-current liabilities	467.0	476.1
Stockholders’ equity	1,522.1	1,481.8
Total liabilities and stockholders’ equity	$5,278.9	$5,127.2

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KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures

EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.

EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions), (Unaudited)	2014	2013	2014	2013

Net income	$50.8	$33.4	$71.5	$62.5
Add back:
Income taxes	30.1	22.9	39.9	39.9
Interest expense, net of interest income	20.8	24.5	44.9	53.2
Depreciation and amortization	48.3	49.0	96.4	96.3
EBITDA	150.0	129.8	252.7	251.9
Adjustments per the Credit Agreement	4.1	7.7	48.5	11.0
Superstorm Sandy	--	2.7	--	13.5
Adjusted EBITDA	$154.1	$140.2	$301.2	$276.4

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KAR Auction Services, Inc.
Adjusted Net Income and Adjusted Net Income Per Share

Adjusted Net Income and Adjusted Net Income Per Share
The revaluation of certain assets of the company, and resultant increase in depreciation and amortization expense which resulted from the 2007 merger, as well as stock-based compensation expense tied to the 2007 merger, have had a continuing effect on our reported results. Non-GAAP financial measures of adjusted net income and adjusted net income per share, in the opinion of the company, provide comparability to other companies that may have not incurred these types of non-cash expenses. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles adjusted net income and adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2014	2013	2014	2013

Net income	$50.8	$33.4	$71.5	$62.5
Loss on extinguishment/modification of debt, net of tax (1)	--	1.0	19.4	3.2
Stepped up depreciation and amortization expense, net of tax (2)	7.0	7.1	14.5	14.6
Stock-based compensation, net of tax (3)	2.4	4.1	11.2	2.5
Superstorm Sandy, net of tax (4)	--	1.6	--	8.0
Adjusted net income	$60.2	$47.2	$116.6	$90.8

Net income per share – diluted	$0.36	$0.24	$0.51	$0.45
Loss on extinguishment/modification of debt, net of tax	--	0.01	0.14	0.02
Stepped up depreciation and amortization expense, net of tax	0.05	0.05	0.10	0.10
Stock-based compensation, net of tax	0.01	0.03	0.08	0.02
Superstorm Sandy, net of tax	--	0.01	--	0.06
Adjusted net income per share - diluted	$0.42	$0.34	$0.83	$0.65

Weighted average diluted shares	141.8	140.5	141.2	140.1

(1)
We incurred a loss on the extinguishment/modification of debt totaling $1.6 million ($1.0 million net of tax) for the three months ended June 30, 2013. For the six months ended June 30, 2014 and 2013, we incurred a loss on the extinguishment/modification of debt totaling $30.3 million ($19.4 million net of tax) and $5.4 million ($3.2 million net of tax), respectively.

(2)
Increased depreciation and amortization expense was $11.2 million ($7.0 million net of tax) and $11.4 million ($7.1 million net of tax) for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, increased depreciation and amortization expense was $22.6 million ($14.5 million net of tax) and $23.3 million ($14.6 million net of tax), respectively.

(3)
Stock-based compensation resulting from the 2007 merger was $3.8 million ($2.4 million net of tax) and $4.4 million ($4.1 million net of tax) for the three months ended June 30, 2014 and 2013, respectively. For the six months ended June 30, 2014 and 2013, such stock-based compensation was $17.4 million ($11.2 million net of tax) and $3.1 million ($2.5 million net of tax), respectively.

(4)
We incurred a loss resulting from Superstorm Sandy of approximately $2.7 million ($1.6 million net of tax) and approximately $13.5 million ($8.0 million net of tax) for the three and six months ended June 30, 2013, respectively.

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Non-GAAP Financial Measures

The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income and adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.

Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes stock-based compensation under certain equity grants related to the 2007 merger, increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.

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